Exhibit 99.1

JULY 30, 2020 / 1:00PM, FCN.N - Q2 2020 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Ajay J. Sabherwal FTI Consulting, Inc. - CFO

Mollie Hawkes FTI Consulting, Inc. - VP of IR & Communications

Steven H. Gunby FTI Consulting, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Aaron Lee Watts Deutsche Bank AG, Research Division - Research Analyst

Andrew Owen Nicholas William Blair & Company L.L.C., Research Division - Analyst

Marc Frye Riddick Sidoti & Company, LLC - Business and Consumer Services Analyst

Tobey O’Brien Sommer SunTrust Robinson Humphrey, Inc., Research Division - MD

PRESENTATION

Operator

Welcome to the FTI Consulting Second Quarter 2020 Earnings Conference Call. (Operator Instructions) Please note, this event is being recorded.

I would now like to turn the conference over to Mollie Hawkes, Vice President of Investor Relations. Please go ahead.

Mollie Hawkes - FTI Consulting, Inc. - VP of IR & Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s second quarter of 2020 earnings results as reported this morning. Management will begin with formal remarks, after which they will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to financial performance, acquisitions, share repurchases, business trends and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the heading of Risk Factors and Forward-looking Information in our annual report on Form 10-K for the year ended December 31, 2019, and updated in our quarterly report for the second quarter ended June 30, 2020, as well as in our other filings with the SEC.

Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per diluted share, adjusted net income, adjusted EBITDA margin and free cash flow. For a discussion of these and other non-GAAP financial measures as well as our reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning, which include these reconciliations.

JULY 30, 2020 / 1:00PM, FCN.N - Q2 2020 FTI Consulting Inc Earnings Call

Lastly, there are 2 items that have been posted to the Investor Relations section of our website this morning for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which have been updated to include our second quarter of 2020 results.

Of note, during today’s prepared remarks, management will not speak directly to the quarterly earnings presentation posted to the Investor Relations section of our website. To ensure disclosures are consistent, these slides provide the same details as they have historically, and as I have said, are available on the Investor Relations section of our website.

With these formalities out of the way, I’m joined today by Steven Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer.

At this time, I will turn the call over to our President and Chief Executive Officer, Steve Gunby.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

And Mollie, for once I’ve got the mute off before you turned it over to me. So thank you, Mollie, and thank you, everyone, for joining us today. I obviously hope all continues to be well with each of you and all of your loved ones in these complicated times.

Ajay, in a moment, will take you through the details of the quarter. What I’d like to do upfront is, first, underscore just how pleased I am and we are with our second quarter results and thank our teams for incredible efforts that drove those results. Extraordinary efforts over the past few months to support our clients and each other from home and the major efforts over the last few years that have put us in a position such that even in these difficult times, we are seen as highly relevant resources for our clients. So I’d like to start with that, and then with your permission, also share a couple of perspectives on the future, both the inherent near-term uncertainty these days for a number of our businesses, but also the enormous confidence that we have in the medium- and long-term prospects for all of our businesses.

So let me start with the results. One way to look at them, a pessimistic way to look at them, is to note that our adjusted EPS of $1.32 is down significantly from a year ago. Another way to look at it, however, is to note first that we happen to be cycling an all-time record quarter for adjusted EPS, so the comparison is a difficult one. But second and more important, if you step back and think about it, in the face of COVID, in the face of some parts of our businesses being at record low levels of utilization due to travel restrictions, court closures and other challenges arising from COVID and in the face of a substantial amount of extra capacity that was added pre-COVID, we still managed to deliver the fifth best adjusted EPS ever in the history of this company and the highest revenue quarter ever. So I am extraordinarily positive about the results, and I hope you are too.

As we discussed during the last quarter’s earnings calls, we expected this to be a slow quarter. And parts of our business were, in fact, extraordinarily slow. Obviously, a number of parts of FLC, but in truth, parts of every segment. And yet overall, we have been able to deliver incredibly solid results. So let me just try to describe a little bit of how that happens. In part, it happens because the markets not only take away, they give. Though discretionary spend on consulting services is, of course, down considerably and as I think you know deal flow is reduced and courts’ closures meant litigation was postponed, the COVID crisis and resulting economic turmoil created need as well. Need for restructuring, for crisis communication, for crisis litigation support. So some of what we are seeing is simply a major shift in client needs and spend versus simply a reduction. So some of these results are market-driven.

To me, what is much more powerful and much more relevant to our long-term efforts to build this enterprise for our people and for you, our shareholders, is to talk about the part of the results that are not due to market forces, but rather due, in recent times, to the incredible efforts by our teams to work effectively from home, together with, over the last several years, the efforts of our people to strengthen our position, to extend into new adjacencies and geographies and to anticipate and deliver on our clients’ needs.

So I’d like to try to illustrate that duality. First Fin Corp, and where you obviously see incredible second quarter results, but also into our other businesses in Econ and FLC and strat comms and tech as well.

JULY 30, 2020 / 1:00PM, FCN.N - Q2 2020 FTI Consulting Inc Earnings Call

Let me start with Corp Fin. I think — I suspect that anyone in restructuring today is busy. And of course, most of you remember that Corp Fin 10 years ago in the midst of a market boom had record results. So it’s obviously easy to simply say, “Wow, the markets are up, and so is FTI’s Corp Fin business as well.” For me, framing this point that way misses critical, powerful points. Points that suggest, though, obviously, we are affected by markets, we are not forks on a wave. Over time, we determine our destiny. And part of what we are seeing is the markets, but part of what we are seeing is the result of actions that our teams have taken over time, not simply the markets.

A couple of ways to see that. One way is to recall that Corp Fin — our Corp Fin business was growing and thriving even before this market boom. In fact, during 2018 and 2019, when the restructuring market was hovering around all-time lows, we delivered record revenues, up 17% and 28%, respectively. That was no way we were riding, that was us lifting us. It was the result of our teams’ investments and incredible efforts that drove those results.

Equally as powerful is to not just look at how similar we are in Corp Fin to where we were 10 years ago, but to look at how we’ve changed since then, how we’ve enhanced our positions. 10 years ago, during the last recession, we already had a powerful, strong Corp Fin business. But we were primarily a U.S. business at that point in time. We were in London, but we were probably #4 in London. We didn’t have a German business. We didn’t have an Asian or Australian business. We had a smaller business in Latin America. And even in the U.S., we were primarily known as the best creditor rights business. We did, in fact, do company side work, but we were known primarily for our middle-market company side capabilities and tended not to win the big company side cases there.

Fast-forward today, in North America, we are still the #1 creditor rights business. But this year, we’ve already won 3 of the biggest company side jobs in North and South America. If you look outside of North America, we are no longer #4 in London. We’re now #1. We have power on the continent we didn’t have 10 years ago with the addition of Anders in Germany and the addition of other terrific professionals elsewhere in Europe. We have the leading position in Hong Kong, a strengthened practice in Australia. And now a leading practice in Latin America with people on the ground in places like Mexico and Brazil.

And that’s all before we talk about what we’ve built in Corp Fin that goes well beyond restructuring, our practices in OCFO, in transactions, in carve-outs, in performance improvement, in merger integration, et cetera.

There are waves in our business. But what our teams have done is to take a fundamentally strong U.S. business and rather than sit on it, they’ve made it fundamentally stronger, turning us into a powerful, global, multidimensional player. Our success today reflects not just the markets, but the changes that our teams have driven, and that is true for Corp Fin, but it’s also true for our other segments as well. I won’t be as long-winded on the other segments, but let me touch on them.

In Strat Comms, for those of you who have been long-term shareholders, you may remember that 10 years ago when the recession hit, that business, in large part, melted down. Not because we weren’t good, but because we were focused on 1 part, an important part, but a small part of our clients’ core needs. Today, some parts of this business are also extraordinarily slow, but critically, other parts are soaring. With the result that if you exclude the negative impact from FX and have through revenues and look at Strat Comm normalized for those, our Strat Comm revenues are actually up for the first half of 2020, and I don’t know of any other competitor in that industry who can say that.

Similarly, if you look at Econ, 10 years ago, we already had a fabulous Econ business, but it was primarily a fabulous North American business. Today, we still have a fabulous business in the U.S., but now we have a fabulous business in multiple locations around the world. And as a result, the time when litigation, investigations and M&A transactions are down and some have been delayed and travel is restricted and you can’t get to your clients, we have a business that even with some slow parts is overall even more in demand.

And even in FLC, where, as you can see from our results, we have had a drastic decline in revenues in a number of places due to some large jobs rolling off and the effect of the travel restrictions and the delays in litigation and investigations. Even there, the breadth of the conversations we are having across multiple dimensions with clients remains robust, reflecting the investments our teams have made to increase the depth and the reach of our offerings, from construction to cyber to investigations to data and analytics in multiple places around the world.

JULY 30, 2020 / 1:00PM, FCN.N - Q2 2020 FTI Consulting Inc Earnings Call

So yes, what you are seeing on the negative and the positive side is somewhat a function of markets. Markets fluctuate up and down and those affect us. To me, what is much more powerful and more durable is the nonmarket-driven pieces, the way our teams have invested to control our destiny, by growing core capabilities that allow us to serve the most important client needs in a wide range of circumstances. And that to me is a more powerful and the more exciting part of the results you’re seeing from this company.

Let me see if I can tie those observations about the quarter in our history to what we see going forward. First of all, the most obvious point, but one I have to underscore is something I’m sure you all believe as well is that there is tremendous uncertainty in the world. I don’t think anybody on this call or anywhere else knows exactly where COVID is going on a global basis or unfortunately, even in the United States.

I don’t think anyone can definitively say what the impact of COVID will be over the longer term or even in the medium term on things like bankruptcy, M&A, litigation trends or the economy more generally or what the specific impact looks in different paces, in Latin America, the U.S., in India, in Asia, the U.K. So I believe we have to recognize there’s clearly just a lot of uncertainty in the world, particularly in the short term. And so therefore, you can run a lot of scenarios in terms of how our business is going to perform.

For us, you could run an incredibly negative scenario. You could say, “Wow, what would happen if bankruptcies slowed down dramatically in the businesses that are slow, staying slow?” That would be a pretty negative scenario. We don’t believe that’s the most likely scenario.

As Ajay will talk about, our current belief is the strong businesses are likely to stay strong. And our businesses that have been weak so far this year are likely to see a recovery — a gradual recovery, but a recovery. And that’s how we came to the judgment for the rest of the year that reaffirms our guidance. But we have to underscore the concept of uncertainty here. In these COVID days, in truth, nobody knows the depth and duration of the impact we may see. And although we have enormous confidence in all of our businesses over any medium term, you could have a scenario where government actions cause a temporary pause on bankruptcies in some places around the world. And of course, you can always have the random idiosyncratic factors, like you lose some big jobs instead of winning them. So please recognize, although we are reaffirming guidance, we also are and need to underscore just how uncertain the world is now.

Let me, therefore, instead talk to what I believe is more important, which is where, based on the efforts our team have made and are making, we can drive this business in the medium and longer term. Because over the medium and longer term, I believe markets matter, but more at the core, we control our destiny.

As we just talked about my experience, and I believe our results have shown that if you do the right things over a medium-term period, even though quarters can fluctuate and market conditions fluctuate, through the fluctuations, you build the business. So we focus a lot on making sure we’re thinking hard about what the right things are. So let me describe a few of them we talk about. First of all, not most critically, but importantly, focusing on knowing the difference between a bad business and a good business that happens to be hurt by some temporary factors, exogenous factors. We can’t mix that up. We can’t take a good business like our FLC business or our EFC business and overreact to temporary exogenous factors.

Second, it’s about being willing to support those good businesses during slow times and indeed, invest in them even in slow quarters. In fact, in general, in some slow quarters, it’s especially important to be willing to invest in talent because it’s oftentimes the case that precisely in slow quarters, the most great talent is available. And to think about our history here, as we’ve talked about a few times, some of the most important outside hires we’ve done have been during slow times in our business. We got terrific cyber capabilities during a period where FLC was slow. We acquired CDG, which augmented our company side capabilities in the U.S. at a time when Corp Fin was slow. And as you may have noticed, we just closed the deal with Delta Partners, which is in the nonrestructuring part of CF in a period when the nonrestructuring part of CF is not booming. We made each of those investments because we could find great talent, talent that we thought would collaborate terrifically with the rest of our firm at those point in time, talent we had confidence in. And it has proven, at least so far in the first 2 cases, that if you get great talent whenever it is available, over any medium term, it pays for itself, even if at that point in time that business is slow. Our core belief, therefore, is, notwithstanding fluctuations in earnings, we always need to be focused on attracting, developing and betting behind terrific talent, whether it is recruited or it’s homegrown.

JULY 30, 2020 / 1:00PM, FCN.N - Q2 2020 FTI Consulting Inc Earnings Call

My experience is that if one does that, if we continue to do that, we will continue to do the essence of building a professional services firm. Build great businesses; extend those businesses into new adjacencies; extend our core positions to new places; grow our brand; attract, grow and retain and develop great people and as a result, be more relevant for your clients and take market share. And thereby, you build a firm and make sure people proud to be there and attracts other great people. And through that, ultimately, but also powerfully, delivers for you, our shareholders. That is the path we have been on these past few years, and I believe, in the face of COVID, it is even more important path to commit to stay on going forward.

So with that, let me turn this over to Ajay to take you through the quarter in more detail. Ajay?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Thank you, Steve. Good morning, everybody. In my prepared remarks this morning, I will provide an overview of our company-wide and segment results and discuss guidance for the full year.

Beginning with the second quarter results. As Steve said, we reported record quarterly revenues, and our results were better than we anticipated at the time of our last earnings call. Considering the impact of the COVID-19 pandemic on us, our clients and our employees, we are very grateful for these results. Revenues of $607.9 million were up $1.7 million or 0.3% compared to revenues of $606.1 million in the prior year quarter. As expected, our revenue growth year-over-year was driven by record quarterly performance in our Corporate Finance & Restructuring segment because of the surge in demand for our restructuring services.

GAAP EPS of $1.27 in 2Q ‘20 compared to earnings per share of $1.69 in 2Q ‘19. Adjusted EPS for the quarter were $1.32, which compared to $1.73 in the prior year quarter. The difference between our GAAP and adjusted EPS in 2Q ‘20 reflects $2.3 million of noncash interest expense related to our convertible notes, which decreased GAAP EPS by $0.05. Our convertible notes had a potential dilutive impact on EPS of approximately 507,000 shares and weighted average shares outstanding for the quarter as our average share price of $121.03 this past quarter was above the $101.38 conversion threshold price at maturity. Worth noting, the trigger for conversion of our convertible notes prior to maturity was not met during the quarter.

Second quarter 2020 net income of $48.2 million compared to net income of $64.6 million in the prior year quarter. The year-over-year decrease was largely due to higher compensation, which was primarily related to an 18.2% increase in billable headcount and higher variable compensation, which was partially offset by a decline in SG&A expenses and a lower tax rate.

SG&A expenses for 2Q ‘20 of $126.9 million were 20.9% of revenues. This compares to SG&A of $129.9 million or 21.4% of revenues in the second quarter of 2019. The decrease was primarily due to lower travel and entertainment expenses resulting from COVID-19-related travel restrictions, which was partially offset by an increase in bad debt.

Second quarter 2020 adjusted EBITDA of $75.8 million or 12.5% of revenues compared to $97.2 million or 16% of revenues in the prior year quarter.

Our effective tax rate for the second quarter of 23.1% compared to 24.8% in the prior year quarter. The 1.7% decline was primarily due to a favorable discrete tax adjustment related to share-based compensation. For the balance of 2020, we expect our effective tax rate to range between 25% and 27%.

Billable headcount increased by 715 professionals or 18.2% compared to the prior year quarter. Sequentially, billable headcount was up by 65 professionals or 1.4%. Worth noting, during the quarter, 66 professionals, focused on performance analytics, permanently transferred from our Forensic and Litigation Consulting segment to our business transformation and transactions practice within our Corporate Finance & Restructuring segment.

Now I will share some insights at the segment level. In Corporate Finance & Restructuring, record revenues of $246 million increased 29.5% compared to the prior year quarter. This terrific growth occurred despite a decline in success fees relative to the extraordinary success fees in the prior year quarter and lower business transformation and transaction services revenues. Higher demand and realization for our restructuring services, which includes revenues related to our acquisition of Andersch AG in August of 2019, resulted in the significant increase in segment revenues.

JULY 30, 2020 / 1:00PM, FCN.N - Q2 2020 FTI Consulting Inc Earnings Call

Worth noting, during the quarter, we were engaged in some of the largest company and creditor-side restructuring mandates, particularly in the retail and consumer, energy, automotive, airline, telecom and financial services sectors.

Adjusted segment EBITDA of $76.3 million or 31% of segment revenues compared to $50.5 million or 26.6% of segment revenues in the prior year quarter as increased revenues more than offset higher compensation related to the 34.7% increase in billable headcount and higher variable compensation. On a sequential basis, Corporate Finance & Restructuring revenues increased $38.3 million or 18.4% as growth in our restructuring practice was partially offset by a decline in demand for our business transformation and transaction services.

Turning to FLC. Revenues of $106.4 million decreased 27.1% compared to the prior year quarter. The decrease in revenues was primarily driven by lower demand for investigations and dispute services, in part because certain matters were at least deferred due to travel restrictions to client locations, court closures and delays.

Adjusted segment EBITDA was a loss of $9 million, which compared to adjusted segment EBITDA of $28.2 million or 19.4% of segment revenues in the prior year quarter. The year-over-year decrease in adjusted segment EBITDA was due to lower revenues with lower staff utilization and higher compensation related — primarily related to a 9.4% increase in billable headcount, which was only partially offset by a decline in SG&A expenses.

Sequentially, FLC revenues decreased $41.2 million or 27.9% as we experienced lower demand for our investigations, disputes and data and analytics services. In addition to the COVID-19-related impacts that I previously mentioned as negatively impacting revenues, a few large investigations ended during the second quarter.

Our Economic Consulting segment’s revenues of $151.5 million decreased 2.6% compared to the prior year quarter. Despite the impacts of COVID-19, we were able to continue work on large M&A-related antitrust engagements and achieved higher realization. This increased demand for M&A-related antitrust services was more than offset by lower demand for financial economics and non-M&A-related antitrust services as well as lower realization for non-M&A-related antitrust and international arbitration services compared to the prior year quarter.

Adjusted segment EBITDA of $21.7 million or 14.3% of segment revenues compared to $23.3 million or 15% of segment revenues in the prior year quarter. The year-over-year decrease in adjusted segment EBITDA was due to lower revenues as well as higher SG&A expenses, primarily related to an increase in bad debt, which was partially offset by lower variable compensation. Sequentially, Economic Consulting’s revenues increased $19.4 million or 14.6% due to increased realization and demand for our M&A-related antitrust services.

In Technology, revenues of $47.1 million decreased 15.4% compared to the prior year quarter. The decrease in revenues was primarily due to lower demand for litigation and global cross-border investigation services, in part arising from COVID-19-related delays of investigations and travel restrictions as well as lower revenues related to the completion of our transition services associated with the September 2018 Ringtail divestiture.

Adjusted segment EBITDA of $6.4 million or 13.7% of segment revenues compared to $12.9 million or 23.1% of segment revenues in the prior year quarter. The decrease in adjusted segment EBITDA was due to lower revenues and higher compensation, primarily related to a 19.5% increase in billable headcount. On a sequential basis, Technology revenues decreased $11.6 million or 19.8% because of decreased demand for global cross-border investigations and M&A-related services.

Revenues in the Strategic Communications segment of $56.9 million decreased 3.8% compared to the prior year quarter. Excluding the impact of FX, the decrease in revenues was primarily due to a $1.9 million decline in pass-through revenues, which include billable travel and entertainment expenses, client event costs and media buys. The decrease in revenues was partially offset by higher demand for public affairs and financial communications services.

JULY 30, 2020 / 1:00PM, FCN.N - Q2 2020 FTI Consulting Inc Earnings Call

Adjusted segment EBITDA of $10 million or 17.6% of segment revenues compared to $10.5 million or 17.7% of segment revenues in the prior year quarter. The decrease in adjusted segment EBITDA was due to higher compensation, primarily related to a 13.2% increase in billable headcount, which was partially offset by a decline in SG&A expenses. Sequentially, Strategic Communications revenues decreased $1.5 million or 2.6%, primarily due to a decline in pass-through revenues, which was largely offset by higher demand for services provided to clients managing through urgent communication projects related to restructuring and financial issues.

Let me now discuss key cash flow and balance sheet items. We generated net cash from operating activities of $153 million and free cash flow of $147.3 million in the quarter. Total debt, net of cash, decreased $100.1 million year-over-year from $147.1 million at June 30, 2019, to $47 million at June 30, 2020.

During the quarter, we repurchased 470,853 shares at an average price per share of $108.41 for a total cost of $51 million. In the last 12 months, ended June 30, 2020, we have repurchased 1.27 million shares at an average price per share of $107.78 for a total cost of $137.1 million.

On July 28, 2020, our Board of Directors authorized an additional $200 million for share repurchases. As of July 28, 2020, we have purchased 8.2 million shares pursuant to the repurchase program at an average price per share of $54.90 for an aggregate cost of approximately $450.4 million. We have approximately $249.5 million remaining available for share repurchases under the program.

Turning to our guidance. In several prior quarterly calls, we have shared with you that a small change in revenue for us can have an outsized impact on EPS because of the relatively fixed cost nature of our business and associated margins. This cuts both ways as was abundantly evident this quarter in a positive way for our Corporate Finance segment and a negative way for our FLC segment.

Our decision to reaffirm guidance for the year, even in this very uncertain time, is based not only on our results to date, but also on several assumptions about the balance of the year. First, we expect elevated demand for our restructuring services at least for the balance of this year, driven by strong demand in several verticals, including oil and gas exploration, production and drilling; automotive; department stores; financials; telecommunication services; health care; airlines; restaurants; and entertainment and entertainment venues.

Second, our guidance assumes an improvement, though very gradual, in utilization for many of our practices across several segments, but in particular, for our FLC segment. We are starting to see virtual depositions and arbitrations being rescheduled and some paused on-site client work starting to resume. I caution, though, that this situation is fluid as the majority of our client premises are still not open. We are restricting travel for our employees even where airlines are operating or where cross-border travel is allowed. Business development is hampered by not being in-person, and backups in court proceedings may push certain work into next year.

Third, we believe this pandemic will continue to result in a new genre of disputes, investigations and conflicts that our experts are well positioned to assist with and support. Our expertise is needed as distressed transactions, crisis communications, litigations related to material adverse effect clauses, disputes related to business interruption and investigations arising from improprieties grow.

Fourth, with business travel all but stopped, there is an associated drop in billable and nonbillable travel and entertainment expenditures. Fifth, our guidance is for a finite period, the next 2 quarters. And we typically have lower utilization in the fourth quarter as many of our professionals may take time off for the holidays in the fourth quarter. This year, in particular, this impact maybe even more pronounced than usual.

Before I close, I want to reiterate a few key themes that underscore the strength and potential of our business. The relative strength and stability of our collective grouping of businesses shined through this quarter. Despite a global pandemic, we reported record revenues and reaffirmed guidance. We continue to attract talent because our colleagues are working on the highest profile engagements in their fields across the globe, and we believe our investments in talent with higher utilization will drive profitability.

As Steve mentioned, over the years, we have both deepened our core capabilities, for example, in EMEA, Asia and Australia in Corporate Finance and expanded into adjacencies, such as non-M&A-related antitrust, business transformation, cybersecurity and public affairs. We continue to believe that these areas will come out strong as we emerge on the other side of this pandemic. Our business generates tremendous free cash flow as evidenced by the $100.1 million reduction in net debt over the last 12 months despite us repurchasing $137.1 million worth of our shares over the same time frame and making a well-timed acquisition of a leading restructuring business in Germany.

JULY 30, 2020 / 1:00PM, FCN.N - Q2 2020 FTI Consulting Inc Earnings Call

On top of this, our balance sheet strength gives us the flexibility to continue to create shareholder value in numerous ways. Worth noting, following the close of the second quarter, on July 1, 2020, we closed the acquisition of Delta Partners. We believe this acquisition, along with our already very strong position in the technology, media and telecom vertical, makes us one of the preeminent TMT-focused consulting practices in the world. And today, we announced a $200 million increase to our share repurchase authorization.

With that, let’s open the call up for your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) The first question comes from Andrew Nicholas with William Blair.

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

First, I just wanted to touch on CFR and the bankruptcy environment. I realize market and economic conditions are evolving pretty rapidly, but I’m just hoping to get your take on the runway for this level of demand in CFR. How do you see the bankruptcy market kind of evolving over the rest of this year and into next? And then relatedly, if you could speak to the length of the typical engagement in the current environment, obviously, recognizing that each case is unique, that would be helpful.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Let me take a crack at it, Ajay, and then chime in if you’d like to add anything. Look, I think the world is a very complicated and fluid place at this point, Andrew, as you know. I think our sense is — our guys’ sense in Corp Fin is that this is likely to be a long cycle, but with some potential uncertainties along the way, right? I mean you just don’t know how would government actions get taken. In some places around the world, governments have suspended bankruptcies for a period of time. You don’t think that will happen forever. And that sort of thing can happen at any point in time, and it can have a material impact on your business.

But I think if you think about the more fundamental macro factors, there’s just been loose money for an extended period of time, which means that a lot of companies that would have been restructured in the past are somehow surviving to live another day, and that eventually cures itself. So I think our guys are feeling quite bullish about the need for — the need of our restructuring services for an extended period of time. But that makes — that doesn’t necessarily mean each quarter looks like this quarter, certainly not. There’s going to be a lot of idiosyncratic factors that can affect it. So on the medium term, I think we’re quite bullish on that business quarter-to-quarter. It’s almost anybody’s guess exactly how that plays out.

Ajay, do you want to add anything on the length? I don’t know whether we describe the length as conservative. So many assignments are different in lengths. I don’t know how you’d answer that, but maybe you can help.

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Yes. No, no. No, I’ll try. So Andrew, to be precise, and we used our words incredibly carefully in my script, we expect the strength in Corporate Finance to continue at least for the balance of this year. We’ll talk about guidance for next year in February next year, but at least for the balance of this year, number one. Number two, there’s — if there — if you want me to hazard an average, it’s about 6 months for an assignment.

JULY 30, 2020 / 1:00PM, FCN.N - Q2 2020 FTI Consulting Inc Earnings Call

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

Got it. That’s helpful. And then the next question I had is looking at some of the mandates that you won throughout the quarter, we saw a handful of examples where you were also tasked with helping in another area kind of alongside a restructuring win. Have you seen an uptick in your ability to cross-sell services in the current environment, specifically? I know that’s been a trend over the past several years more broadly. But just curious on the cross-sell opportunity in that environment and progress there.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

I don’t know if this is the environment. I think you’re right, Andrew, that what’s happened is our firm has gotten to know each other a lot better over the last few years, and our leadership team has gotten to know each other a lot better. And where it’s made sense for teams to collaborate, we’re just doing it a lot more. That’s been a general trend over the last few years.

Whether this environment creates new opportunities, I mean, look, what does happen in this environment, challenging economic conditions, as I’ve been educated, tends to reveal big frauds, for example, and big frauds tend to be associated with big bankruptcies. And so those sorts of macro forces tend to tee up big joint efforts between our FLC business and our bankruptcy business. But I think what I’ve been seeing more is the general increase of collaboration across our firm rather than anything I can point to for COVID.

Do you see something different, Ajay? Or would you agree with that?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

No question, sir. I completely agree with you. The culture of the company is engendering this. The one thing that I might add is our Strategic Communications practice, especially this quarter, benefited significantly from allying itself with the corporate restructuring practice.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

That’s good. Yes. Does that answer your question, Andrew, or at least give you a hint?

Aaron Lee Watts - Deutsche Bank AG, Research Division - Research Analyst

Yes. No. That’s helpful. And then just last one, if I could squeeze it in. On FLC, I think you mentioned on several occasions that both travel restrictions and the court systems being closed had an impact. I’m just curious because I want to understand, as we move through the rest of the year, how this could all play out? Is the travel restrictions a bigger impact or the court systems? Or is there any way for us to kind of rank those? Just because I would imagine as things hopefully improve on the travel front over the course throughout the year, I just want to have a sense of what that could mean for this business.

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

The — again, Andrew, I’m hazarding, I guess, here. The travel feels like the bigger factor right about now. Because on the court, we are getting virtual depositions. Although on the court, what we are seeing there is logjams. There’s only so many judges, so things are getting pushed into next year. But that’s — I mean, that’s fine. I mean as long as the business isn’t lost, I mean, that’s okay if it gets pushed into — it’s the travel restrictions that are hurting because they also hurt, to some extent, in business development.

Operator

(Operator Instructions) The next question comes from Tobey Sommer with SunTrust.

JULY 30, 2020 / 1:00PM, FCN.N - Q2 2020 FTI Consulting Inc Earnings Call

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

I wanted to get your perspective on the hiring environment. And here, how you’re thinking about kind of utilizing the throttle that you control with respect to that? And if you could also comment on the opportunity to hire people, particularly in EMEA, in the U.K., given some of the scrutiny and perhaps disruption among traditional consulting and auditing competitors there.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. Thanks, Tobey. Thanks for the question. Look, I think you touched on the yin and yang of the hiring conversation. I mean, your instinct, of course, is not to hire lots of people into a slow business until the business starts to perform. So that’s one instinct. On the other side, the instinct is you jump on talent whenever it’s available. And great talent isn’t just automatically on the market. What causes great talent to be on the market is disruption, either disruption in markets or disruption in competitors. And during these times, you have a fair amount of disruption in different parts around the world, as you say, some of it because of regulatory scrutiny of some of our competitors in certain places around the world, sometimes potentially because of financial pressures created by COVID.

And so look, we actively talk about that. You don’t hire — you don’t overhire at junior levels into businesses that are slow, but you also don’t reneg on offers you’ve made 9 months ago to people coming from college because you’re in the business for a long term. And eventually, those people will be needed, and you have to honor your commitments. And so you honor your commitments, you focus on developing people, you try to get them busy, so they can develop and so forth. You try not to overhire into business that is slow.

But you really — mostly what we focus on is, first, making sure that any business that’s slow is a good business and that we believe in it for the long term. And if we do, then we tend to follow a conservative business-as-usual scenario because you’re hiring sometimes 9 months in advance. And then we’re also out there very much looking to take advantage of dislocations in our competitors. And that’s one of the reasons I keep underscoring that because if we have a chance even in a slow business to pick up a terrific amount of talent, we’ll do it even if it hurts earnings for a quarter because that’s how you build the business over a medium term.

So those are the yin and yang of what we think about. I don’t know that I can comment specifically on specific competitors in a given market on a call like this. But does that give you a sense?

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

It does. With respect to the opportunity in the U.K., rather than talk about a specific competitor, would you say it’s improving, staying the same or worsened?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

It’s been — look, as you know, Europe has been a very fertile ground for us to be attracting senior talent now for several years. And I would say nothing in the environment there has made it less fertile. To the contrary, all the scrutiny that you’re talking about is — just keeps reinforcing the number of resumes from very attractive folks that we are getting in — particularly in the U.K., but also on the continent. Does that help?

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

It does. With respect to the balance sheet and the convert, could you give us a little bit kind of color of how you’re thinking about that? Whether you’ve kind of liked having an equity-linked instrument or may eventually look to replace that with an alternative source of finance?

JULY 30, 2020 / 1:00PM, FCN.N - Q2 2020 FTI Consulting Inc Earnings Call

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

A wise man once said, “hindsight is 20/20.” So clearly, we — at this juncture, we’re very bullish on our stock, very bullish on our company’s prospects beyond where we were at when we issued the convert. But it’s a low interest-bearing instrument, and we’ve been buying back stock very aggressively to offset the potential dilution. We do not need to raise additional debt at this juncture under any circumstance that I can foresee.

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

And then could you delve into the — in the Econ segment, the exposures in your M&A-related work between — excuse me, antitrust-related work between M&A-related and non-M&A-related? Investors on the outside often struggle to understand the relative importance of those 2 components of the segment.

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

So both are very key drivers for us. We were typically an M&A antitrust shop, but we are now in a preeminent position, Tobey, on non-M&A antitrust as well. I mean, this quarter, if you step back and think about it, M&A is down. Large M&A is down, yet our Economic Consulting practice, you may have noticed, did quite well. And that is part of the reason the earnings have exceeded where our internal expectations were at the beginning of the quarter. And we’ve got both M&A-related work and non-M&A-related work. Large cases on M&A side continuing. We’re also seeing a lot of mergers being contemplated that could never have been contemplated before with vertical horizontal integration that requires antitrust scrutiny and therefore, very relevant for hiring our firm.

And on the non-M&A side, you — I mean, you just have to open the newspaper every morning to see major, major technology and other firms facing antitrust scrutiny. So it’s this scenario where both sides are doing quite well. Did I answer your question?

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

You did. And as a follow-up, and then I’ll get back in the queue. Could you give us a sense for how far in advance of an M&A transaction being reported on and out in the public domain, the company is retained and/or utilized by customers as they think about and plan for potential M&A?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

So I joke about this. Every morning, I look at all the cases we are picturing in the conflicts database around the world. It’s the first thing I do in the morning. And it feels like I’m reading the Financial Times, the Wall Street Journal and the South China Morning Post 3 weeks before publication. Certainly, on major cases, we get hired in advance of the cases. Whether it’s 3 weeks or 2 months, I can’t say for sure, but it’s in that zip code.

Operator

The next question comes from Marc Riddick with Sidoti & Company.

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

Thank you for all the detail that you provided on the call. One of the things I did want to touch on is regarding the court closures and activity. I was wondering if you could spend a little bit more time on maybe some of the actions that you’re seeing and ways that they impact you, whether certain jurisdictions are doing maybe a little better than others as far as virtual testimony and things of that nature and then kind of sort of how you react to those things? And also, if you could maybe touch on if there are certain — if certain jurisdictions are just doing maybe further ahead than others?

JULY 30, 2020 / 1:00PM, FCN.N - Q2 2020 FTI Consulting Inc Earnings Call

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

So mercifully, the bankruptcy courts in North America didn’t close down. Delaware courts didn’t. Southern District didn’t close down and — in any way, so — with virtual depositions and what have you. So that was terrific. So that’s one bookend. At the other bookend, you have in Australia, in Germany, in various places moratoriums on director liability, on courts, on filings, in fact. So you have a whole spectrum. And in FLC, in particular, of course, for — and in Economic Consulting, there was clear logjams in the court systems and freezing for a while. Now virtual depositions have kicked in. Now the greater issue is there’s a logjam.

Operator

Next, we have a follow-up call — or a follow-up question from Tobey Sommer with SunTrust.

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

With respect to the court system and the logjam or slowdown in kind of throughput broadly, how do you think of that in terms of demand deferral versus potentially, in some cases, demand destruction?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

I think that it’s the right question, and the answer is we don’t know. Because most — what happens, Tobey, as you might imagine, initially, it all starts as demand deferral, right? The court date gets postponed. They couldn’t have a court in May. And somebody looks at the calendar when they’re back in their office, they’re already booked, they were already booked in the second half of the year. So they target it for June of next year, and they put the date in June of next year because that’s the first open date. The issue is — so it shows up as a deferral, right? The problem is, does between now and June of next year people settle or the world changes such that the case goes away in some way.

And so we don’t have any real data on that. I mean, I think our current judgment is it’s going to be a mix. A lot of it’s going to actually show up next year because many of these cases have been floating around for years and they haven’t settled until now. But some of it will undoubtedly go away by the advent of the deferral. And we have no empirical data to give you any percentages on that as of now.

Does that — I assume that ties to your intuition that says some of it’s going to go away, right?

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Correct. And then my last question is with respect to government investigations being a driver of your business, could you give us some color on what you’re seeing there? The government has certainly backstopped a lot of bankruptcy stuff and kind of stymied the natural course of the market.

And maybe comment about how the government investigations have been historically as a driver under administrations from different parties as we look towards the Presidential election in November.

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

So we said — I said in my remarks, Steve also said that this will create a new genre of disputes, investigations, et cetera. And part of it maybe government, given government is becoming such a large participant and owner, part of it could be in the government area. So it doesn’t necessarily have to have a precedent. I can’t say for sure it will, but judgment would say it probably will. When you’re making such large investments in such a wide swath of economy all around the world, there will be issues into some percentages. And our firm is — with our combination of our Corporate Finance practice and our FLC practice, I cannot imagine a firm better positioned than us to help in that regards.

JULY 30, 2020 / 1:00PM, FCN.N - Q2 2020 FTI Consulting Inc Earnings Call

I’m not actually clear on what prior political dispensations did in prior recessions in this regard. So I don’t know the answer to that question.

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Okay. We’ll take it up in 90 days.

Operator

This concludes the question-and-answer session. The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

DISCLAIMER

The Transcriber and the company reserve the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, the company may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the company’s most recent SEC filings. Although the company may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THE TRANSCRIBER OR THE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.